Exhibit 99.1

Station Casinos Announces First Quarter 2013 Results

LAS VEGAS--(BUSINESS WIRE)--May 14, 2013--Station Casinos LLC (“Station” or the “Company”) today announced the results of its operations for the quarter ended March 31, 2013.

“Station Casinos has had an exciting start to 2013,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We became the first company to launch real money online poker in Nevada through our subsidiary, Fertitta Interactive. We also completed a $2.475 billion global refinancing which consolidated our capital structure, and despite some revenue headwinds for the first quarter, we posted our eighth consecutive quarter of year over year EBITDAM growth,” said Falcone.

Highlights for the quarter include:

  Established first mover advantage with the launch of our real money online poker platform on April 30, 2013 via Ultimate Gaming
  Streamlined organizational and capital structure with the completion of the $2.475 billion refinancing in March 2013
  Continued construction on Graton Resort & Casino, which remains on budget and on schedule to open in Q4 2013
  Achieved further milestones on the North Fork Rancheria project with the acceptance of land into trust by the Department of Interior

Consolidated Results of Operations

The Company's consolidated net revenues for the first quarter ended March 31, 2013 were approximately $311.8 million, down 2.0% compared to the same period of the prior year. Consolidated Adjusted EBITDAM for the quarter, excluding Fertitta Interactive, was $98.3 million, an increase of 0.5% compared to the same period of the prior year. Consolidated Adjusted EBITDAM margins increased by 80 bps compared to the same period of the prior year to 31.5% for the quarter. Including the results of Fertitta Interactive, consolidated net revenues were $312 million and Consolidated Adjusted EBITDAM was $95.6 million for the quarter.

“Net revenues in the first quarter were impacted by a combination of the increase in social security payroll tax, federal tax refund delays and one less day in February this year versus last year. Results improved meaningfully in March, and our focus on managing costs led to an 80 bps increase in EBITDAM margins, our highest quarterly margin reported in three years. We remain optimistic that improving macro fundamentals coupled with our strong margins should result in improved operating performance throughout 2013,” said Falcone.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Fertitta Interactive

On April 18, 2013, our majority owned subsidiary, Fertitta Interactive, received a license to operate real money online poker in the state of Nevada. On April 30, 2013, Fertitta Interactive made history as the first company to launch real money online poker in the United States through ultimatepoker.com. “Our unmatched online real money poker experience has been very well received by the public, with nearly one million hands of online poker dealt to players since the launch. We believe that owning our technology is a major advantage, as it allows for continuous investment and product development. The team at Ultimate Gaming worked closely with state gaming regulators to monitor and approve the technology, and we seek to constantly improve our system and enhance the customer experience with new features, games and platforms. The soft launch of our platform in April has exceeded expectations, and we are committed to expanding our presence in Nevada while, at the same time, expanding our reach to other states as online poker becomes legalized on a broader scale,” said Falcone.

Balance Sheet and Capital Expenditures

As of March 31, 2013, the outstanding principal balance of long-term debt was $2.17 billion on a consolidated basis (excluding a nonrecourse land loan of $110.2 million), and our consolidated debt to Adjusted EBITDAM ratio was approximately 6.3x, excluding the land loan. Capital expenditures for the quarter totaled $29.0 million.

Conference Call Information

The Company will host a conference call on May 14, 2013 at 1:30 p.m. (PDT) to discuss its first quarter 2013 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 331-7677 or (713) 936-6995 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from 5:00 p.m. (PDT) on May 14, 2013 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, and Wildfire Sunset. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station owns a 50% interest in MPM Enterprises, LLC, which is the manager of the Gun Lake Casino in southwestern Michigan, and a 57.3% interest in Fertitta Interactive.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities, including the Graton Resort and Casino; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM consists of net income plus interest, net, loss on extinguishment of debt, preopening expenses, charges relating to share based compensation, certain items attributable to non-controlling affiliates or joint ventures, other non-recurring costs, changes in fair value of derivative instruments, depreciation, amortization, management fee expense and adjusted EBITDAM of Fertitta Interactive. EBITDA and Adjusted EBITDAM are presented solely as supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA and adjusted EBITDAM are a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA and adjusted EBITDAM provide investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and adjusted EBITDAM and the trends they depict, the components should be considered. The impact of interest and other expense, net, loss on extinguishment of debt, preopening expenses, charges relating to share based compensation, certain items attributable to non-controlling affiliates or joint ventures, other non-recurring costs, changes in fair value of derivative instruments, depreciation, amortization, management fee expense, and adjusted EBITDAM of Fertitta Interactive, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA or adjusted EBITDAM. Further, EBITDA and adjusted EBITDAM do not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and do not necessarily indicate cash flows will be sufficient to fund cash needs. Such measures should not be considered as alternatives to net income, as indicators of the Company’s operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA, EBITDAM or adjustments to such measures may calculate EBITDA, EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA and adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA and adjusted EBITDAM to net income is included in the financial schedules accompanying this release.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2013 (a)	2012
Operating revenues:
Casino	$220,857	$230,179
Food and beverage	60,685	60,949
Room	27,272	27,858
Other	15,844	16,433
Management fees	9,840	7,765
Gross revenues	334,498	343,184
Promotional allowances	(22,707)	(24,985)
Net revenues	311,791	318,199

Operating costs and expenses:
Casino	84,819	88,162
Food and beverage	41,768	42,294
Room	11,133	10,880
Other	6,159	5,875
Selling, general and administrative	70,489	70,005
Development and preopening	140	55
Depreciation and amortization	35,331	30,701
Management fee expense	11,746	11,781
Write-downs and other charges, net	2,513	451
	264,098	260,204

Operating income	47,693	57,995
Earnings from joint ventures	519	545
Operating income and earnings from joint ventures	48,212	58,540

Other expense:
Interest expense, net	(43,299)	(49,620)
Loss on debt extinguishment	(146,787)	-
Change in fair value of derivative instruments	(272)	-
	(190,358)	(49,620)
Net (loss) income	(142,146)	8,920
Less: Net (loss) income attributable to noncontrolling interests	(1,354)	2,086
Net (loss) income attributable to Station Casinos LLC members	$(140,792)	$6,834

(a)	Includes results of Fertitta Interactive

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) to EBITDA to Adjusted EBITDAM
(amounts in thousands, except occupancy percentage and ADR)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net revenues	$311,791	$318,199
Net revenues attributable to noncontrolling interests	(3,416)	(3,796)
Net revenues attributable to Station Casinos LLC members	$308,375	$314,403

Net (loss) income	$(142,146)	$8,920
Interest expense, net	43,299	49,620
Depreciation and amortization	35,331	30,701
EBITDA	(63,516)	89,241
EBITDAM attributable to MPM noncontrolling interests	(3,423)	(3,795)
Management fee expense	11,746	11,781
Development and preopening	140	55
Share-based compensation	1,090	-
Write-downs and other charges, net	2,513	451
Write-downs and other charges at joint ventures (50%)	-	29
Loss on debt extinguishment	146,787	-
Change in fair value of derivative instruments	272	-
Adjusted EBITDAM of Fertitta Interactive	2,656	-
Adjusted EBITDAM	$98,265	$97,762

Occupancy percentage	88%	88%
ADR	$76	$77

Principal amount of long-term debt at March 31, 2013:
Credit agreement	$1,625,000
Senior notes	500,000
Land loan	110,211
Other	43,720
Total	$2,278,931

CONTACT:
Station Casinos LLC
Marc Falcone
Executive Vice President, Chief Financial Officer and Treasurer
(702) 495-3600
or
Joyce Thomas
Director of Investor Relations and Treasury
(702) 495-3218
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248